News Release I For Immediate Release
FactSet Reports Solid Growth in Fourth Quarter and Full Year 2020
Fiscal 2020 sees 40th consecutive year of revenue growth

NORWALK, Conn., September 24, 2020 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its fourth quarter ended August 31, 2020.

Fourth Quarter Fiscal 2020 Highlights

•GAAP revenues increased 5.3%, or $19.3 million, to $383.6 million compared with $364.3 million for the same period in fiscal 2019. The increase is primarily due to higher sales of analytics, content and technology solutions (CTS), and wealth management solutions. Organic revenues grew 4.9% to $383.4 million during the fourth quarter of fiscal 2020 from the prior year period. See reconciliation of organic revenues in the back of this press release.
•Annual Subscription Value (ASV) plus professional services was $1.56 billion at August 31, 2020, compared with $1.48 billion at August 31, 2019. The organic growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency movements, was 5.3%. The primary contributors to this growth rate were higher sales in FactSet's wealth and analytics workflow solutions.
•Operating margin decreased to 25.7% compared with 30.6% for the same period last year primarily due to a non-cash expense from the impairment of an investment in a company. Adjusted operating margin decreased to 33.2% compared with 33.9% in the prior year period primarily as a result of higher spending on content and technology.
•Diluted earnings per share (EPS) decreased 2.1% to $2.29 compared with $2.34 for the same period in fiscal 2019. Adjusted diluted EPS rose 10.3% to $2.88 compared with $2.61 in the prior year period primarily driven by a lower tax rate and an improvement in operating results.
•The Company’s effective tax rate for the fourth quarter decreased to 7.3% compared with 15.5% a year ago, primarily due to excess tax benefits associated with stock-based compensation and finalization of the prior year tax return.
•FactSet provided its annual outlook for fiscal 2021. Please see the “Annual Business Outlook” section of this press release for details.
“We executed well on our second-half pipeline to end our fiscal year in a strong position," said Phil Snow, FactSet CEO. "I am proud of our team’s performance and remain confident in our investment plan. Our programs in content and technology are expanding the universe of knowledge our clients trust and meeting demand for the workforce of the future."

News Release I For Immediate Release
Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended			Twelve Months Ended			Latest
	August 31,			August 31,			FY 2020
(In thousands, except per share data)	2020	2019	Change	2020	2019	Change	Guidance
GAAP revenues	$383,590	$364,283	5.3%	$1,494,111	$1,435,351	4.1%	$1.485 - $1.490b
Organic revenues	$383,373	$365,545	4.9%	$1,497,598	$1,440,536	4.0%
Operating income	$98,577	$111,568	(11.6)%	$439,660	$438,035	0.4%
Adjusted operating income	$127,379	$123,881	2.8%	$503,403	$476,185	5.7%
Operating margin	25.7%	30.6%		29.4%	30.5%		30.0% - 30.5%
Adjusted operating margin	33.2%	33.9%		33.6%	33.2%		33.0% - 33.5%
Net income	$89,079	$91,527	(2.7)%	$372,938	$352,790	5.7%
Adjusted net income	$112,034	$101,892	10.0%	$420,122	$388,856	8.0%
Diluted EPS	$2.29	$2.34	(2.1)%	$9.65	$9.08	6.3%	$9.60 - $9.80
Adjusted diluted EPS	$2.88	$2.61	10.3%	$10.87	$10.00	8.7%	$10.40 - $10.60
* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

“Our financial results reflect the high value we provide clients, the strength of our business model, and the benefits of our operational discipline," said Helen Shan, FactSet CFO. "While the global environment continues to be uncertain as we head into 2021, we remain confident in our ability to operate productively and invest successfully during this challenging period.”

ASV + Professional Services and Segment Revenue
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients and excludes professional services fees billed in the last 12 months that are not subscription-based. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $1.56 billion at August 31, 2020. Organic ASV plus professional services was also $1.56 billion at August 31, 2020, up $78.4 million from the prior year at a growth rate of 5.3%. Organic ASV, which excludes the effects of acquisitions, dispositions, and foreign currency movements, plus professional services, increased $41.3 million over the last three months.
Buy-side and sell-side ASV growth rates for the fourth quarter of fiscal 2020 were 5.4% and 4.6%, respectively. Buy-side clients accounted for approximately 84% of organic ASV while the remainder is derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services, and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

ASV from the Americas region was $956.6 million, increasing 5.2% over the prior year period's $909.7 million. Americas revenues for the quarter increased to $234.4 million compared with $222.1 million in the fourth quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas revenue growth rate was 5.5%.
ASV from the EMEA region was $426.0 million, increasing 5.7% over the prior year period of $402.9 million. EMEA revenues were $113.8 million compared with $108.9 million from the fourth quarter of fiscal 2019. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region revenue growth rate was 4.6%.
ASV from the Asia Pacific region was $156.5 million, increasing 7.6% over the prior year period of $145.5 million. Asia Pacific revenues were $35.4 million compared with $33.3 million from the fourth quarter of fiscal 2019. Excluding the effects of acquisitions

News Release I For Immediate Release
and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific revenue growth rate was 6.1%. Segment ASV does not include professional services, which totaled $25.0 million at August 31, 2020.
Organic ASV plus professional services from FactSet’s workflow solutions at August 31, 2020 was as follows:

•Research ASV was $640 million, representing 0.6% growth versus the same period a year ago.

•Analytics ASV was $564 million, growing 7.4% year over year.

•Content and Technology Solutions ASV was $188 million, increasing 13.4% year over year.

•Wealth ASV was $167 million, increasing 8.6% from the prior year.

Operational Highlights – Fourth Quarter Fiscal 2020

◦Client count as of August 31, 2020 was 5,875, a net increase of 132 clients in the past three months, primarily driven by an increase in corporate and wealth management clients. The count includes clients with ASV of $10,000 and above.
◦User count increased by 1,956 to 133,051 in the past three months, primarily driven by an increase in banking users and wealth advisors.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 90%.
◦Employee count was 10,484 as of August 31, 2020, up 8.3% over the last twelve months, driven in part by hiring for the Company's multi-year investment plan. The increased hiring was mainly in countries outside the U.S.
◦Net cash provided by operating activities increased to $159.4 million compared with $121.8 million for the fourth quarter of 2019. Quarterly free cash flow increased to $144.7 million compared with $95.3 million a year ago, a increase of 51.8%, primarily due to the timing of tax payments as well as lower capital expenditures.
◦Capital expenditures decreased to $14.7 million compared with $26.5 million a year ago, primarily due to reduced facilities spend.
◦A regular quarterly dividend of $29.1 million, or $0.77 per share, was paid on September 17, 2020, to holders of record of FactSet’s common stock at the close of business on August 31, 2020.
◦FactSet announced plans to migrate its real-time ticker plant to Amazon Web Services, Inc. (AWS). The ticker plant, which ingests and delivers real-time market data from exchanges, is currently implemented on premise and represents a large part of the Company’s data footprint. This migration will create the first global ticker plant of its kind in the cloud.
◦FactSet also celebrated its tenth anniversary in the United Arab Emirates, an important and growing market for the Company, where it launched a new content sponsorship for the iconic ticker in the Dubai International Financial Center.
◦The Company was selected by the European Commission to deliver comprehensive and up-to-date data on global supply chains. The Commission’s Directorate-General for Internal Market, Industry, Entrepreneurship, and Small- and Medium-sized Enterprises (SMEs) will use FactSet content to analyze the supply chain links between global and European companies.

News Release I For Immediate Release

Full Year 2020 Highlights
◦Organic ASV plus professional services rose to $1.56 billion, up 5.3% organically.
◦Revenues increased 4.1% to $1.49 billion, up 4.0% organically, marking the 40th consecutive year of increase for the Company.
◦Diluted EPS increased 6.3% to $9.65. Adjusted diluted EPS increased 8.7% to $10.87. 2020 marks the 24th consecutive year that FactSet has increased its adjusted diluted EPS.
◦Net cash provided by operating activities totaled $505.8 million. Free cash flow increased 16.4% to $428.2 million.
◦Client count increased by 5.4% or 301 during the year, while users grew by 4.9% or 6,229 from the prior year.
◦In May 2020, FactSet increased its quarterly dividend by $0.05 or 6.9% per share to $0.77, marking the 15th consecutive year the Company has increased dividends, highlighting its continued commitment to return value to shareholders.
◦The Company returned $310.1 million to shareholders in the form of share repurchases and dividends during the fiscal year. This return represents an average cash return of 57% as a percentage of free cash flow and proceeds from employee stock plans.
◦FactSet garnered many awards in 2020, with honors covering every aspect of the Company's business. Highlights include: Buy-Side Market Risk Management Product of the Year from the Risk.net Markets Technology Awards; Best EMS from the Markets Media Markets Choice Awards; Best Client Reporting Solution from the FTF News Technology Innovation Awards; Best Technology Provider, Client Portals, from the Wealthmanagement.com Awards; and Best Data Provider to the Buy-Side, Best Data Provider to the Sell-Side, and Best Buy-Side Data Analytics Tool from various awards organized by Waters Technology.
◦FactSet also introduced numerous data and technology solutions, including new, industry-specific data sets under its deep sector content strategy, the launch of products on technology platforms such as OpenFin and Snowflake, and the expansion of coverage for its flagship StreetAccount offering to additional markets in North America and Asia.

Share Repurchase Program

FactSet repurchased 81,948 shares of its common stock for $28.6 million at an average price of $349.25 during the fourth quarter under the Company’s existing share repurchase program. Additionally, on March 24, 2020, the Board of Directors of FactSet approved an increase of $220 million to the existing share repurchase program. Including this increase, as of September 24, 2020, $259 million is available for share repurchases.

News Release I For Immediate Release
Annual Business Outlook
FactSet is providing its outlook for fiscal 2021. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially, particularly with the ongoing uncertainty surrounding the duration, magnitude, and impact of the novel coronavirus pandemic. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2021 Expectations
•Organic ASV plus professional services is expected to increase in the range of $55 million and $85 million over fiscal 2020.
•GAAP revenue is expected to be in the range of $1,570 million and $1,585 million.
•GAAP operating margin is expected to be in the range of 29.5% and 30.5%.
•Adjusted operating margin is expected to be in the range of 32.0% and 33.0%.
•FactSet's annual effective tax rate is expected to be in the range of 15.0% and 16.5%.
•GAAP diluted EPS is expected to be in the range of $10.05 and $10.45. Adjusted diluted EPS is expected to be in the range of $10.75 and $11.15.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2021. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
The Company will host a conference call today, September 24, 2020, at 11:00 a.m. Eastern Time to discuss its fourth quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:	833.726.6487
International Participants:	830.213.7677
Passcode:	9560287

An archived webcast with the accompanying slides will be available at FactSet Investor Relations for one year after the conclusion of the live event. The earnings call transcript will also be available via the FactSet workstation or web. An audio replay of this conference will also be available until October 1, 2020 via the following telephone numbers: 855.859.2056 in the U.S. and +1 404.537.3406 internationally using passcode 9560287.

News Release I For Immediate Release
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to: the ability to integrate newly acquired companies, clients and businesses; strains on resources as a result of growth, the volatility and stability of global securities markets, including declines in equity or fixed income returns impacting the buying power of investment management clients; the ability to hire and retain qualified personnel; the maintenance of the Company's leading technological position and reputation; failure to maintain or improve FactSet’s competitive position in the marketplace; fraudulent, misappropriation or unauthorized data access, including cyber-security and privacy breaches; failures or disruptions of telecommunications, data centers, network systems, facilities, or the Internet; uncertainty, consolidation and business failures in the global investment banking industry; the continued shift from active to passive investing, the negotiation of contract terms with vendors, data suppliers and landlords; the retention of clients and the attraction of new ones; the absence of U.S. or foreign governmental regulation restricting international business; the unfavorable resolution of tax assessments and legal proceedings; legislative and regulatory changes in the environments in which FactSet and its clients operate; and the potential adverse impact on our business of global public health epidemics, including the current coronavirus pandemic. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted for capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

News Release I For Immediate Release

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 133,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
Media & Investor Relations Contact:
Rima Hyder
+1.857.265.7523
rima.hyder@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
(In thousands, except per share data)	2020	2019	2020	2019
Revenues	$383,590	$364,283	$1,494,111	$1,435,351
Operating expenses
Cost of services	183,568	167,730	695,446	663,446
Selling, general and administrative	101,445	84,985	359,005	333,870
Total operating expenses	285,013	252,715	1,054,451	997,316

Operating income	98,577	111,568	439,660	438,035
Other expense
Interest expense, net	(1,826)	(4,980)	(9,829)	(16,624)
Other (expense) income, net	(607)	1,701	(2,697)	554
Total other (expense) income	(2,433)	(3,279)	(12,526)	(16,070)

Income before income taxes	96,144	108,289	427,134	421,965

Provision for income taxes	7,065	16,762	54,196	69,175
Net income	$89,079	$91,527	$372,938	$352,790

Diluted earnings per common share	$2.29	$2.34	$9.65	$9.08
Diluted weighted average common shares	38,940	39,056	38,646	38,873

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

	August 31,
(In thousands)	2020	2019
ASSETS
Cash and cash equivalents	$585,605	$359,799
Investments	19,572	25,813
Accounts receivable, net of reserves	155,011	146,309
Prepaid taxes	38,067	15,033
Prepaid expenses and other current assets	43,675	36,858
Total current assets	841,930	583,812

Property, equipment, and leasehold improvements, net	133,102	119,384
Goodwill	709,703	685,729
Intangible assets, net	121,095	133,691
Deferred taxes	—	7,571
Lease right-of-use assets, net	248,929	—
Other assets	28,629	29,943
TOTAL ASSETS	$2,083,388	$1,560,130

LIABILITIES
Accounts payable and accrued expenses	$82,094	$79,620
Current lease liabilities	29,056	—
Accrued compensation	81,873	64,202
Deferred fees	53,987	47,656
Dividends payable	29,283	27,445
Total current liabilities	276,293	218,923

Long-term debt	574,354	574,174
Deferred taxes	17,917	16,391
Deferred fees	9,319	10,088
Taxes payable	27,739	26,292
Lease liabilities	272,269	—
Deferred rent and other non-current liabilities	7,326	42,006
TOTAL LIABILITIES	$1,185,217	$887,874

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$898,171	$672,256

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,083,388	$1,560,130

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Twelve Months Ended
	August 31,
(In thousands)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$372,938	$352,790
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	57,614	60,463
Stock-based compensation expense	36,579	32,400
Deferred income taxes	10,626	(2,278)
Loss on sale of assets	171	196
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(8,608)	10,205
Accounts payable and accrued expenses	12,127	(2,290)
Accrued compensation	16,446	(1,743)
Deferred fees	5,571	458
Taxes payable, net of prepaid taxes	(24,224)	(19,238)
Other, net	26,600	(3,827)
Net cash provided by operating activities	505,840	427,136

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and intangible assets, net of proceeds from dispositions	(77,641)	(59,370)
Purchases of investments	(2,736)	(11,135)
Proceeds from maturity or sale of investments	6,745	14,405
Net cash used in investing activities	(73,632)	(56,100)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	(199,625)	(220,372)
Dividend payments	(110,439)	(100,052)
Proceeds from employee stock plans	95,520	107,051
Repayment of debt	—	(575,000)
Proceeds from debt	—	575,000
Other financing, net	(3,532)	(901)
Net cash used in financing activities	(218,075)	(214,274)

Effect of exchange rate changes on cash and cash equivalents	11,673	(5,586)
Net increase in cash and cash equivalents	225,806	151,176
Cash and cash equivalents at beginning of period	359,799	208,623
Cash and cash equivalents at end of period	$585,605	$359,799

News Release I For Immediate Release
Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues

(Unaudited)	Three Months Ended
	August 31,
(In thousands)	2020	2019	Change
GAAP revenues	$383,590	$364,283	5.3%
Deferred revenue fair value adjustment (a)	619	1,262
Currency impact (b)	(836)	—
Organic revenues	$383,373	$365,545	4.9%

(a)The adjustment relates to deferred revenue fair value adjustments from purchase accounting.
(b)The impact from foreign currency movements over the past 12 months.

(Unaudited)	Twelve Months Ended
	August 31,
(In thousands)	2020	2019	Change
GAAP revenues	$1,494,111	$1,435,351	4.1%
Deferred revenue fair value adjustment (a)	4,192	5,185
Currency impact (b)	(705)	—
Organic revenues	$1,497,598	$1,440,536	4.0%

(a)The adjustment relates to deferred revenue fair value adjustments from purchase accounting.
(b)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Operating Income, Margin, Net Income and Diluted EPS

(Unaudited)	Three Months Ended
	August 31,
(In thousands, except per share data)	2020	2019	Change
GAAP Operating income	$98,577	$111,568	(11.6)%
Intangible asset amortization	6,867	7,260
Deferred revenue fair value adjustment	619	1,262
Impairment of investment (a)	16,500	—
Other non-recurring items (b)	4,816	3,791
Adjusted operating income	$127,379	$123,881	2.8%
Adjusted operating margin (c)	33.2%	33.9%

GAAP Net income	$89,079	$91,527	(2.7)%
Intangible asset amortization (d)	5,205	5,931
Deferred revenue fair value adjustment (d)	469	1,031
Impairment of investment (a)	16,500	—
Other non-recurring items (b)(d)	3,651	3,097
Income tax (expenses) / benefits (e)	(2,870)	306
Adjusted net income	$112,034	$101,892	10.0%

GAAP Diluted earnings per common share	$2.29	$2.34	(2.1)%
Intangible asset amortization	0.13	0.15
Deferred revenue fair value adjustment (d)	0.01	0.03
Impairment of investment (a)	0.42	—
Other non-recurring items (b)	0.09	0.08
Income tax (expenses) / benefits (e)	(0.06)	0.01
Adjusted diluted earnings per common share	$2.88	$2.61	10.3%
Weighted average common shares (Diluted)	38,940	39,056

(a)During the fourth quarter of fiscal 2020, an impairment charge was recorded to reflect the estimated fair value of an investment in a company which reduced net income by $16.5 million and diluted earnings per share by $0.42.

(b)GAAP operating income in the fourth quarter of fiscal 2020 was adjusted to exclude $4.8 million of pre-tax net expenses primarily related to professional fees associated with infrastructure upgrades, the ongoing multi year investment plan and facilities costs, which reduced net income by $3.7 million and diluted earnings per share by $0.09. GAAP operating income in the fourth quarter of fiscal 2019 was adjusted to exclude $3.8 million of pre-tax net expenses primarily related to severance, stock-based compensation acceleration, professional fees to related to infrastructure upgrade activities, a prior period adjustment related to data costs and occupancy costs, which reduced net income by $3.1 million and diluted earnings per share by $0.08. The income tax effect related to the other non-recurring items was $1.2 million in the fourth quarter of fiscal 2020 compared with $0.7 million for the same period in fiscal 2019.
(c)Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.
(d)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 17.7% for fiscal 2020 and 18.3% for fiscal 2019.

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(e)GAAP net income in the fourth quarter of fiscal 2020 was adjusted by $2.9 million or $0.06 per share of income tax expense primarily due to the finalization of the prior year tax return. GAAP net income in the fourth quarter of fiscal 2019 was adjusted to exclude $0.3 million or $0.01 per share of income tax expenses primarily related to prior years' toll tax charge as a result of the U.S. Tax Jobs and Cuts Acts partially offset by one-time items.

Operating Income, Margin, Net Income and Diluted EPS

(Unaudited)	Twelve Months Ended
	August 31,
(In thousands, except per share data)	2020	2019	Change
GAAP Operating income	$439,660	$438,035	0.4%
Intangible asset amortization	22,269	24,920
Deferred revenue fair value adjustment	4,192	5,185
Impairment of investment (a)	16,500	—
Other non-recurring items (b)	20,782	8,045
Adjusted operating income	$503,403	$476,185	5.7%
Adjusted operating margin (c)	33.6%	33.2%

GAAP Net income	$372,938	$352,790	5.7%
Intangible asset amortization (d)	17,773	20,262
Deferred revenue fair value adjustment (d)	3,385	4,215
Impairment of investment (a)	16,500	—
Other non-recurring items (b)(d)	16,611	6,315
Income tax (expenses) / benefits (e)	(7,085)	5,274
Adjusted net income	$420,122	$388,856	8.0%

GAAP Diluted earnings per common share	$9.65	$9.08	6.3%
Intangible asset amortization	0.46	0.52
Deferred revenue fair value adjustment	0.10	0.11
Impairment of investment (a)	0.42	—
Other non-recurring items (b)	0.42	0.15
Income tax (expenses) / benefits (e)	(0.18)	0.14
Adjusted diluted earnings per common share	$10.87	$10.00	8.7%
Weighted average common shares (Diluted)	38,646	38,873

(a)During the fourth quarter of fiscal 2020, an impairment charge was recorded to reflect the estimated fair value of an investment in a company which reduced net income by $16.5 million and diluted earnings per share by $0.42.

(b)GAAP operating income in fiscal 2020 was adjusted to exclude $20.8 million of pre-tax net expenses primarily related to professional fees associated with infrastructure upgrades, the ongoing multi year investment plan and facilities costs, which reduced net income by $16.6 million and diluted earnings per share by $0.42. GAAP operating income in fiscal 2019 was adjusted to exclude $8.0 million of pre-tax net expenses primarily related to a $5.0 million non-core transaction related revenue, offset by severance, stock-based compensation acceleration, professional fees related to infrastructure upgrade activities, a prior period adjustment related to data costs and occupancy costs, which

News Release I For Immediate Release
reduced net income by $6.3 million and diluted earnings per share by $0.15. The income tax effect related to the other non-recurring items was $4.2 million in fiscal 2020 compared with $1.7 million for the same period in fiscal 2019.
(c)Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.
(d)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 17.7% for fiscal 2020 and 18.3% for fiscal 2019.
(e)GAAP net income in fiscal 2020 was adjusted by $7.1 million or $0.18 per share of income tax expense primarily due to finalization of the prior year tax return. GAAP net income in fiscal 2019 was adjusted to exclude $5.3 million or $0.14 per share of income tax expenses primarily related to finalizing prior years' tax returns and other discrete items.

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2021 Guidance
(In millions, except per share data)	Low end of range	High end of range
GAAP Operating Income	$468	$479
GAAP Operating margin	29.5%	30.5%

Intangible asset amortization (a)	25	25
Other non-recurring items (b)	14	14

Adjusted Operating Income	$507	$518
Adjusted operating margin	32.0%	33.0%

GAAP Net income	$386	$402
Intangible asset amortization (a)	21	21
Other non-recurring items (b)	12	12
Discrete tax items	(5)	(5)
Adjusted net income	$415	$430

GAAP Diluted earnings per common share	$10.05	$10.45
Intangible asset amortization	0.55	0.55
Other non-recurring items	0.30	0.30
Discrete tax items	(0.15)	(0.15)
Adjusted diluted earnings per common share	$10.75	$11.15

(a)The income tax effect related to intangible asset amortization is $4.0 million for the period presented above.
(b)GAAP operating income for the full fiscal 2021 year is adjusted to exclude $14.0 million of pre-tax expenses related to other non-recurring items. The income tax effect related to other non-recurring items is $2.2 million for the period presented above.

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Free Cash Flow

(Unaudited)	Three Months Ended
	August 31,
(In thousands)	2020	2019	Change
Net cash provided by operating activities	$159,427	$121,811
Capital expenditures	(14,732)	(26,464)
Free cash flow	$144,695	$95,347	51.8%

(Unaudited)	Twelve Months Ended
	August 31,
(In thousands)	2020	2019	Change
Net cash provided by operating activities	$505,840	$427,136
Capital expenditures	(77,641)	(59,370)
Free cash flow	$428,199	$367,766	16.4%

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q4'20	Q3'20	Q2'20	Q1'20	Q4'19	Q3'19	Q2'19	Q1'19
% of ASV from buy-side clients	83.8%	84.1%	84.1%	83.9%	83.7%	84.2%	83.9%	83.9%
% of ASV from sell-side clients	16.2%	15.9%	15.9%	16.1%	16.3%	15.8%	16.1%	16.1%

ASV Growth rate from buy-side clients	5.4%	4.8%	4.5%	4.0%	4.8%	5.2%	5.3%	5.9%
ASV Growth rate from sell-side clients	4.6%	5.6%	2.9%	4.0%	6.3%	6.8%	9.2%	8.6%
Total Organic ASV Growth Rate	5.2%	5.0%	4.2%	4.0%	5.0%	5.4%	5.9%	6.3%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.
(Details may not sum to total due to rounding)

(In millions)	Q4'20	Q4'19
As reported ASV (a)	$1,539.2	$1,458.0
Currency impact (b)	(4.5)	—
Organic ASV total	$1,534.6	$1,458.0
Total Organic ASV Growth Rate	5.2%

(a)ASV excludes $25.0 million and $22.9 million, respectively, in professional services fees as of August 31, 2020 and August 31, 2019, respectively.
(b)The impact from foreign currency movements was excluded above to calculate total organic ASV.